Exhibit 10.25

AMENDED AND RESTATED LOAN AGREEMENT

BETWEEN:

BRAZIL POTASH CORP., a corporation existing pursuant to the laws of the Province of Ontario

(hereinafter referred to as the “Borrower”)

OF THE FIRST PART

-and-

SENTIENT GLOBAL RESOURCES FUND IV LP, a corporation existing pursuant to the laws of the Cayman Islands

(hereinafter referred to as the “Lender”)

OF THE SECOND PART

WHEREAS pursuant to a loan agreement dated 29th October 2019 (the “Original Loan Agreement”) the Lender agreed to lend and the Borrower agreed to borrow US$1,000,000 subject to the terms and conditions contained therein;

AND WHEREAS the Lender and the Borrower have agreed to amend and restate the terms of the Original Loan Agreement in accordance with the terms and conditions contained in this Amended and Restated Loan Agreement (this “Amended Loan Agreement” or this “Agreement”).

NOW THEREFORE in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. The Amended Loan Agreement

The parties hereby agree to capitalize all fees and accrued interest due and payable under the Original Loan Agreement as of September 30, 2021, amounting to US$1,599,793.40 (the “Principal”). The Borrower agrees to repay to the Lender the Principal and all accrued interest and fees thereon on or before June 30, 2022 (the “Repayment Date”).

2. Conditions Precedent

The Original Loan Agreement shall be amended and restated as per this Amended Loan Agreement, upon the satisfaction of the following conditions precedent, on or prior to October I, 2021 (or waived at the Lender’s sole discretion):

(a) Evidence satisfactory to the Lender that the maturity of all other outstanding loans of the Borrower have been extended to at least June 30, 2022.

3. Interest Rate

The Principal outstanding at any time, and from time to time, shall bear interest at 12% per annum. Interest shall accrue and be payable in full on the Repayment Date.

4. Repayment

The Borrower shall have the right to prepay the Principal and all accrued Interest in full at any time. If the Borrower receives proceeds (net of transaction expenses) in excess of US$20 million from the raising of capital by way of equity or securities, the Borrower shall prepay to the Lender in an amount equal to the Principal and all accrued Interest within 3 business days of receipt. The Borrower shall repay the Principal and all accrued Interest by no later than June 30, 2022 (the “Repayment Date”).

5. Use of Proceeds

The Borrower shall use the proceeds of the Loan solely for working capital and general corporate purposes.

6. Waivers Generally

No waiver of any right or remedy of the Lender hereunder shall be effective unless in writing and signed by the Lender and any waiver granted by the Lender shall be effective only to the extent and in the circumstances specified therein. No failure, delay or omission by the Lender to exercise or enforce any rights or remedies under this Agreement or any security collateral hereto shall constitute a waiver thereof or of any other rights or remedies of the Lender.

7. Events of Default

(a) An event of default (“Event of Default”) shall occur if:

(i) The Borrower shall fail to pay to the Lender any amount of Principal, Interest, fees or any other amount when due and payable hereunder;

(ii) The Borrower shall fail to make any payment of principal, interest or fees under any other loan agreement that the Borrower has entered into;

(iii) The Borrower shall fail to use the proceeds of the Loan in accordance with the requirements set out in Section 3 hereunder;

(iv) The Borrower grants any security interest in any of its property other than in accordance with Section 8;

(v) The Borrower shall sell or attempt to sell all or substantially all of its assets;

(vi) A creditor shall take or purport to take possession or to assert a prior claim, hypothec or lien in respect of any substantial part of the property of the Borrower and such procedure is not contested in good faith by the Borrower immediately upon such event, or if a lien, execution, distress or any process of any court be levied or enforced against any of the foregoing and remain unsatisfied for such period as would permit such prope1iy or such part thereof to be sold thereunder;

(vii) A resolution is passed or a petition filed for the wind-up or liquidation of the Borrower or if the Borrower institutes proceedings under any bankruptcy, insolvency or analogous law or is adjudicated as bankrupt or insolvent, or consents to (or fails to contest in good faith) the institution of bankruptcy or insolvency proceedings against it or makes (or serves notice of intention to make) any proposal under any bankruptcy, insolvency or analogous laws, or consents (or fails to contest in good faith) to the filing of any such petition or to the appointment of a receiver of, or of any substantial part of, the property of the Borrower or makes a general assignment for the benefit of creditors, or makes or agrees to make any bulk sale without complying with the provisions of any applicable bulk sale provision, or admits (in writing or otherwise) its inability to pay its debts generally as they become due, or ceases or threatens to cease to carry on business as a going concern, or takes corporate action in furtherance of any of the aforesaid purposes; or

(viii) In the event of any breach or default by the Borrower of its obligations, undertakings, covenants, representations and warranties pursuant to this Loan Agreement.

(b) Upon the occurrence of each and every such Event of Default, the Lender shall provide notice to the Borrower and the Borrower shall have 30 days to cure such Event of Default (other than a failure to pay amounts due to the Lender in accordance with Section 7(a)(i) above, for which there shall be no cure period). In the event the Event of Default has not been cured within such 30 day period, the Lender may, at its option, by written notice to the Borrower declare the Principal advanced pursuant to this Loan Agreement outstanding hereunder, together with all other amounts payable hereunder (including any Interest and fees thereon accrued and unpaid), to be due and payable and the same shall forthwith become immediately due and payable to the Lender, anything therein or herein to the contrary notwithstanding, and the Borrower shall pay forthwith to the Lender the amount of the Principal then outstanding and all other amounts payable hereunder, from the date of the said declaration until payment is received by the Lender.

(c) Should an Event of Default occur, the Lender may, at its option, exercise its rights by any act, proceeding, recourse or procedure authorized or permitted by law and may file its proof and any other documents necessary or desirable so that the request of the Lender may be considered in any liquidation or other proceeding with respect to the Borrower.

(d) No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

(e) The delay or omission of the Lender to exercise any recourse mentioned above shall not invalidate any such recourse nor be interpreted as a waiver of any default hereunder.

8. Security Undertaking

This loan is granted on an unsecured basis. The Borrower agrees and covenants not to grant security over any of its assets to any third party other than the Lender unless the Borrower has granted the same security to the Lender (in form and substance satisfactory to the Lender) to secure the Borrower’s obligations hereunder on a super senior basis ahead of all other security, provided however that this provision shall not apply to any security over the assets of the Borrower granted to Anglo Pacific or any of its affiliates pursuant to a royalty agreement.

9. Representations and Warranties

The Borrower represents and warrants to the Lender as follows:

(a) it is duly organized, validly existing and duly registered or qualified to carry on business in each jurisdiction in which its business or assets are located;

(b) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary actions and do not violate its constating documents or any applicable laws or agreements to which it is subject or by which it is bound;

(c) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this Agreement; and

(d) there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Lender.

10. Other Affirmative Covenants

In addition to all other covenants and obligations contained herein, the Borrower agrees and covenants to perform and do each of the following:

(a) use the proceeds of the Loan in accordance with Section 6 hereof, and in a manner consistent with the restrictions set out herein;

(b) preserve, renew and keep in full force its corporate existence and its material licenses, permits, approvals, etc. required in respect of its business, properties, assets or any activities or operations carried out therein;

(c) forthwith notify the Lender of the occurrence of any Event of Default, or of any event or circumstance that may constitute an Event of Default; and

(d) duly and punctually pay all sums of money due by it under the terms of this Agreement at the times and places and in the manner provided for by this Agreement and duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder or thereunder at the times and in the manner provided for herein or therein.

11. Restrictive Covenants

In addition to all other covenants and obligations contained in this Agreement, the Borrower agrees and covenants as follows:

(a) The Borrower shall not incur or permit any indebtedness, other than: (i) indebtedness with a maturity date later than June 30, 2022; or (ii) indebtedness under this Amended Loan Agreement.

(b) The Borrower shall not make any voluntary or mandatory payments of interest, fees, principal or any other amounts under any loan agreements entered into on or after September 30, 2021 until such time as all indebtedness under this Amended Loan Agreement has been repaid in its entirety.

12. Assigns, Successors and Governing Law

This Agreement shall not be assignable by the Borrower without the prior written consent of the Lender. This Agreement shall ensure to the benefit of and be binding upon the respective successors of the Borrower and the Lender and the assigns of the Lender and the permitted assigns of the Borrower. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. This Amended Loan Agreement amends, restates and replaces the Original Loan Agreement in its entirety.

13. Additional Amounts

Except as required by applicable law or expressly contemplated herein, all payments of any kind made under this Loan Agreement to the Lender shall be made free and clear and without any present or future deduction, withholding, charge or levy on account of taxes, without setoff or counterclaim. If any taxes are required by applicable law to be deducted, withheld, charged or levied by the Borrower on any such payment, the Borrower shall pay to the Lender, in addition to such payment, such additional amounts as are necessary to ensure that the net payment received by the Lender (net of any such taxes, including any taxes required to be deducted, withheld, charged or levied on any such additional amounts) equals the full payment that the Lender would have received had no such deduction, withholding, charge or levy been required.

14. Interest Act and Criminal Rate of Interest

Each interest rate which is calculated under this Agreement on any basis other than a full calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)) payable to the Lender under this Agreement exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section. Further, if any payment, collection or demand pursuant to this Agreement in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Lender and the Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Lender of interest at a rate not in contravention of the Criminal Code Section.

15. Expenses; Indemnity

The Borrower shall pay all reasonable and documented legal fees and disbursements and other out-of- pocket expenses incurred by the Lender in connection with the preparation of this Agreement and all ancillary documentation, the administration of the Loan, and enforcement of the Lender’s rights and remedies under or in connection with this Agreement, and any other documentation or actions contemplated thereby.

The Borrower agrees to indemnify and hold harmless the Lender and each of its directors, officers, employees, attorneys, advisors and affiliates (all such persons and entities being referred to hereafter as “Indemnified Persons”) tram and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever (excluding indirect or consequential damages and claims for lost profits) which may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way related to or resulting from this Agreement and, upon demand, to pay and reimburse any Indemnified Person for any legal or other out-of-pocket expenses incurred in com1ection with investigating, defending or preparing to defend any such action, suit, proceeding (including, without limitation, any inquiry or investigation) or claim (whether or not any Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, the Borrower shall not be obligated to indemnity pursuant to this paragraph any Indemnified Person against any loss, claim, damage, expense or liability to the extent it resulted from the gross negligence or wilful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction. The indemnities granted under this Agreement shall survive any termination of the Loan.

Dated as of the 30th day of September, 2021

SENTIENT EXECUTIVE GP IV LIMITED FOR SENTIENT GLOBAL RESOURCES FUND IV LP

By:	/s/ Michael De Leeuw
Michael De Leeuw, Director
Authorized Signing Officer

BRAZIL POTASH CORP.

By:	/s/ Matt Simpson
Authorized Signing Officer